Exhibit 10.121

SALE AGREEMENT

BETWEEN

TRIZEC REALTY, LLC, a California limited liability company

AS SELLER

AND

EQUINIX, INC., a Delaware Corporation

AS PURCHASER;

As of October 3, 2005

SALE AGREEMENT

THIS SALE AGREEMENT (this “Agreement”) is made as of October 3, 2005 (the ”Effective Date”), by and between Trizec Realty, LLC, a California limited liability company (“Seller”), and Equinix, Inc., a Delaware corporation (“Purchaser”).

ARTICLE 1

PURCHASE AND SALE

1.1. Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth and intending to be legally bound hereby, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a) those certain tracts or parcels of land situated in Loudoun County, Virginia, as more particularly described on Exhibit A attached hereto and made a part hereof, (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);

(b) the buildings, structures, fixtures, systems and other improvements on and under the Land, including specifically, without limitation, those certain office buildings located thereon commonly known as Beaumeade Corporate Park excluding specifically all fixtures owned by tenants (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

(c) the personal property owned by Seller upon the Land, or within the Improvements, including specifically, without limitation, heating, ventilation and air conditioning systems and equipment, (including the equipment and mechanical systems) appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property used in connection with the ownership, management, leasing, maintenance and operation of the Land and the Improvements (but excluding cash, proprietary computer software owned by the management agent for the Improvements and the personal property described on Exhibit B hereto) (the property described in clause (d) of this Section 1.1 being herein referred to collectively as the “Personal Property”);

(d) all of Seller’s right, title and interest in all oral or written agreements pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller including those listed and described on Exhibit C hereto (the property described in clause (d) of this Section 1.1 being herein referred to collectively as the “Leases”) and all rents to become due thereunder and all tenant security deposits and guarantees arising under the Leases; and

(e) all of Seller’s right, title and interest in and to (i) those assignable contracts and agreements relating to the ownership, management, leasing, construction, upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of Closing listed on Exhibit D hereto including specifically, without limitation, all assignable equipment leases, if any, (collectively, the

“Operating Agreements”) and the brokerage agreements listed on Exhibit O, (ii) all assignable warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property, (iii) all architectural, mechanical, engineering and other plans and specifications relating to the Improvements, subject to any ownership claims which any architect or engineer may have to them, (iv) all assignable certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals issued by any governmental authority having jurisdiction over the Improvements, and (v) all other assignable intangible personal property owned by Seller relating to the ownership and operation of the Improvements including Seller’s right, title and interest, if any, to the name “Beaumeade Corporate Park” (the property described in this Section 1.1(e) being sometimes herein referred to collectively as the “Intangibles”).

1.2. Definition of Property. The Land and the Improvements are hereinafter referred to collectively as the “Real Property”. The Real Property, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the “Property”.

1.3. Purchase Price. Seller is to sell and Purchaser is to purchase the Property for the amount of Fifty Three Million and No/100 Dollars ($53,000,000.00) (the “Purchase Price”).

1.4. Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable at Closing in cash by wire transfer of immediately available funds to a bank account designated by Seller in writing to Purchaser prior to the Closing.

1.5. Deposit. Simultaneously with the execution and delivery of this Agreement, Purchaser shall pay to Seller in good funds either by certified bank or cashier’s check or by federal wire transfer the sum of Ten Million and No/100 Dollars ($10,000,000.00) (the “Deposit”). Purchaser acknowledges and agrees that except as otherwise provided herein, the Deposit shall be non-refundable and may be retained by Seller to the extent and in accordance with the provisions of this Agreement; provided that if the Closing occurs, the same shall be applied against the Purchase Price at Closing.

1.6. Escrow Agent. Seller and Purchaser agree that the duties of First American Title Insurance Company, 30 North LaSalle Street, Suite 310, Chicago, Illinois 60602, Attention: James McIntosh (“Escrow Agent” or “Title Company”) hereunder, except in its capacity as the issuer of the Title Policy, as defined below, are purely ministerial in nature and shall be expressly limited to the closing of the transaction contemplated herein in accordance with this Agreement. Escrow Agent shall incur no liability hereunder for any reason other than Escrow Agent’s willful misconduct or gross negligence.

Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Sections 1.5 and 1.6 hereof.

ARTICLE 2

TITLE AND SURVEY

2.1. Survey. Prior to the execution and delivery of this Agreement, Seller has delivered to Purchaser a copy of that certain ALTA land survey of the Real Property, dated December 1, 1999, and last revised May 14, 2001, prepared and certified by Dewberry & Davis (the “Existing Survey”). Seller shall have no obligation to obtain any modification, update, or recertification of the Existing Survey but Purchaser has the right to engage Dewberry & Davis or another surveying firm to update the Existing Survey as required by the Title Company or by Purchaser in connection with its acquisition of the Property; any such modification, update or recertification required by Purchaser or the Title Company shall be at Purchaser’s expense and shall not be a condition to or delay the Closing.

2.2. Title Policy. Prior to execution and delivery of this Agreement, Purchaser has caused the Title Company to furnish to Purchaser a pro-forma title policy or commitment to issue title insurance (the “Commitment”), in the form of Exhibit L attached hereto, agreeing to issue at Closing an owner’s policy of title insurance (the “Title Policy”) in the amount of the Purchase Price on the ALTA Owner Policy of Title Insurance with extended coverage, insuring Purchaser’s fee simple title to the Real Property to be good and indefeasible, subject to the terms of such policy and the exceptions described therein (the “Permitted Exceptions”) and title endorsements included therewith, in the form set forth in the Commitment and based upon the Existing Survey. Purchaser hereby approves the Commitment, the Existing Survey, and all title exceptions and matters disclosed therein. Notwithstanding any provision of this Section 2.2 to the contrary, Seller will be obligated to satisfy the applicable requirements listed in Schedule B, Section 1 of the Commitment and cure prior to Closing exceptions to title to the Real Property and Improvements relating to (or, as to items in (b) below, cure or cause deletion from the Title Policy or affirmative title insurance over) (a) liens and security interests securing any loan to Seller, and (b) any other liens or security interests created by documents executed by Seller to secure monetary obligations, and mechanic’s liens pertaining to work performed by or for Seller, but excluding liens for ad valorem taxes and assessments not yet due and payable.

ARTICLE 3

REVIEW OF PROPERTY

3.1. Right of Inspection. During the period beginning upon the Effective Date and continuing through the Closing Date, Purchaser has had and shall continue to have the right to make a physical inspection of the Real Property, including an inspection of the environmental condition thereof pursuant to the terms and conditions of this Agreement, and to examine at the Improvements (or the property manager’s office) all documents and files concerning the leasing, maintenance and operation of the Property, including expense budgets (including actual expenses) and accounting and tax records to the extent related to the operation of the Property, but excluding Seller’s other partnership or corporate records, internal memoranda, operating and revenue budgets, accounting and tax records, appraisals, financial projections and similar proprietary, confidential or privileged information (collectively, the “Confidential Documents”).

Purchaser understands and agrees that any on-site inspections of the Real Property shall occur at reasonable times agreed upon by Seller and Purchaser after reasonable prior written notice to Seller and shall be conducted so as not to interfere unreasonably with the use of the Real Property by Seller or its tenants. Seller reserves the right to have a representative present during any such inspections. Purchaser shall have the right on not less than 24 hours notice to Seller to conduct interviews with the Tenants at the Property. All such interviews shall be arranged through Seller and Seller shall have the right to have a representative present at any such interviews. If Purchaser desires to do any invasive testing at the Real Property, Purchaser shall do so only after notifying Seller and obtaining Seller’s prior written consent thereto, which consent may be subject to any terms and conditions imposed by Seller in its sole discretion. Purchaser shall promptly restore the Real Property to its condition prior to any such inspections or tests, at Purchaser’s sole cost and expense. At Seller’s option, Purchaser will furnish to Seller copies of any reports received by Purchaser relating to any inspections performed pursuant to the terms hereof. Purchaser agrees to protect, indemnify, defend and hold Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees), damages or injuries arising out of or resulting from the inspection of the Real Property by Purchaser or its agents or consultants (excluding discovery of a condition), and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. Unless legally required to report a condition that is revealed by inspections, Purchaser shall not contact any governmental authority without first obtaining the prior written consent of Seller thereto and Seller, at Seller’s election, shall be entitled to have a representative on any telephone call or other contact made by Purchaser to a governmental authority and to be present at any meeting between Purchaser and a governmental authority. The foregoing shall not, however, prevent Purchaser from contacting governmental authorities to request zoning and code compliance letters for customary due diligence and shall not prohibit Purchaser from reviewing or requesting copies of public files relating to the Property. Purchaser shall maintain commercial general liability insurance, evidencing the existence of coverage of $2,000,000.00 any one occurrence and in the annual aggregate. Purchaser shall assure that its contractors maintain public liability and property damage insurance in amounts and in form and substance adequate to insure against all liabilities of Purchaser and its agents, employees or contractors arising out of any entry upon or inspection of the Real Property pursuant to the provisions hereof and concurrently with the execution hereof, Purchaser shall provide Seller with evidence of such insurance coverage naming Seller as an additional insured party thereunder.

3.2. Approval of Property. By its execution of this Agreement Purchaser is hereby approving all aspects of the Property and electing to proceed with the purchase of the Property pursuant to the terms hereof, subject to all conditions to Closing otherwise specified herein.

3.3. Review of Tenant Estoppels. Prior to the Effective Date, Seller has delivered to each tenant of the Improvements an estoppel certificate in substantially the forms of Exhibit E and Exhibit E-2 (with respect to the lease with the United States Postal Service (the “USPS Lease”)) attached hereto (the “Tenant Estoppels”), and has requested that the tenants sign the Tenant Estoppels and return them to Seller. After Seller receives each Tenant Estoppel executed by a tenant, Seller shall promptly deliver the same to Purchaser and, notwithstanding anything to the contrary contained herein, if Purchaser does not object by giving a written notice to Seller to any such Tenant Estoppel within three (3) business days following its receipt of the same, then such Tenant Estoppel shall be deemed to be an Approved Estoppel (as defined herein). An “Approved Estoppel” shall mean a Tenant Estoppel in the form of Exhibit E or, with respect to the USPS Lease in the form of Exhibit E-2, or in such other form that is required under or attached to a tenant’s Lease, even though it may not be in the form or substance sent to the tenant pursuant to this Section 3.3, containing no material exceptions or qualifications to the certifications set forth thereon (it being understood that adding the phrase “to tenant’s knowledge,” reservations of rights to audit the landlord’s records or the like shall not be a material exception or qualification, but a claim by a tenant that the landlord is in default under its Lease shall be a material exception).

3.4. Submission of SNDA’s. Seller agrees to use commercially reasonable efforts to cooperate with Purchaser and its lender in order to obtain subordination, non-disturbance and attornment agreements (“SNDA’s”) from tenants of the Improvements as may be required by Purchaser’s lender(s) on such lender’s required form; provided that the receipt of the SNDA’s by Purchaser shall not be conditions to Closing.

ARTICLE 4

CLOSING

4.1. Time and Place. The consummation of the transaction contemplated hereby (the “Closing”) shall be held at the Title Company’s offices or the offices of Seller’s Counsel on the date that is on or prior to October 18, 2005, (said date, as the same may be extended, is called the “Closing Date”), provided, however, Seller may extend the Closing Date, from time to time, in order to satisfy the condition set forth in Section 4.6(e) for up to thirty (30) days by giving written notice to Purchaser no later than two (2) business days prior to the then scheduled Closing Date. At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions. At Seller’s or Purchaser’s option, the Closing shall be consummated through an escrow administered by Escrow Agent. In such event, the Purchase Price and all documents shall be deposited with the Escrow Agent, as escrowee.

4.2. Seller’s Obligations at Closing. At Closing, Seller shall:

(a) deliver to Purchaser a duly executed special warranty deed (the “Deed”) in the form attached hereto as Exhibit F, conveying the Real Property, subject only to the Permitted Exceptions;

(b) deliver to Purchaser a duly executed bill of sale (collectively, the “Bill of Sale”) conveying the Personal Property without warranty, express or implied, as to use, merchantability and fitness for any purpose and in the form attached hereto as Exhibit G;

(c) assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases, Rents and Security Deposits, and any and all obligations to pay Commissions and finder’s fees with respect to the Leases and amendments, renewals and expansions thereof, to the extent provided in Section 4.4(b)(v) hereof, by a duly executed assignment and assumption agreement in the form attached hereto as Exhibit H (the “Assignment of Leases”);

(d) to the extent the same are not terminable by Seller pursuant to Section 5.5(e) below and to the extent assignable, assign to Purchaser, and Purchaser shall assume, Seller’s interest in the Operating Agreements and the other Intangibles by a duly executed assignment and assumption agreement in the form attached hereto as Exhibit I (the “Assignment of Contracts”);

(e) join with Purchaser to execute a notice (the “Tenant Notice”) in the form attached hereto as Exhibit J, which Purchaser shall send to each tenant under each of the Leases promptly after the Closing, informing such tenant or other party of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable, any Security Deposits), and directing that all Rent, and other sums payable after the Closing under each such Lease be paid as set forth in the notice;

(f) in the event that any representation or warranty of Seller set forth in Section 5.1 hereof needs to be modified due to changes since the Effective Date, deliver to Purchaser a certificate, dated as of the Closing Date and executed on behalf of Seller by a duly authorized representative thereof, identifying any such representation or warranty which is no longer true and correct explaining the state of facts giving rise to the change (the “Seller Representation Certificate”). In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (x) occurs between the Effective Date and the Closing Date and (y) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent;

(g) deliver to Purchaser such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(h) deliver to Purchaser certificates in the form attached hereto as Exhibit K duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;

(i) deliver to Purchaser (by making available to Purchaser in the management offices of the Improvements) the Leases and the Operating Agreements to the extent the same are in Seller’s possession, together with all leasing and property files and records (including manuals) which are used in connection with the continued operation, leasing and maintenance of the Property, but excluding any Confidential Documents;

(j) deliver such affidavits as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Seller;

(k) deliver to Purchaser possession and occupancy of the Real Property, subject to the applicable Permitted Exceptions;

(l) execute a closing and proration statement (the “Closing Statement”); and

(m) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.3. Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

(a) pay to Seller the full amount of the Purchase Price (less the Deposit), as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.3 hereof;

(b) join Seller in execution of the Assignment of Leases, Assignment of Contracts, Tenant Notices and the Closing Statement;

(c) in the event that any representation or warranty of Purchaser set forth in Section 5.6 hereof needs to be modified due to changes since the Effective Date, deliver to Seller a certificate, dated as of the Closing Date and executed on behalf of Purchaser by a duly authorized representative thereof, identifying any such representation or warranty which is no longer true and correct and explaining the state of facts giving rise to the change. In no event shall Purchaser be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty set forth in Section 5.6 hereof which results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Purchaser to prevent;

(d) deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(e) deliver such affidavits as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Purchaser; and

(f) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4. Credits and Prorations.

(a) All income and expenses of the Property shall be apportioned as of 12:01 a.m., on the Closing Date, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs. Such prorated items shall include without limitation the following:

(i) all Rent;

(ii) taxes and assessments (including personal property taxes on the Personal Property) levied against the Property;

(iii) utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility;

(iv) all amounts payable by Seller under the Operating Agreements; and

(v) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the county in which the Property is located.

(b) In addition to and notwithstanding anything contained in Section 4.4(a) hereof:

(i) At Closing, (A) Seller shall, at Seller’s option, either deliver to Purchaser the Security Deposits (and assign its interest in any letters of credit held as Security Deposits) or credit to the account of Purchaser the amount of such Security Deposits, provided that Seller shall not apply Security Deposits against delinquent Rents or otherwise, and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property to the extent transferred to Seller on the utility company’s records, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits;

(ii) Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent and on or prior to the date that will maximize any discounts or reductions in said taxes and assessments on account of early payment thereof. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following Closing, subject to the provisions of Section 4.4(e) hereof;

(iii) Non-delinquent charges referred to in Section 4.4(a) hereof which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Purchaser shall deliver the reimbursement due Seller upon receipt of the same from the tenant(s) who are responsible for payment;

(iv) As to utility charges referred to in Section 4.4(a)(iii) hereof, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller shall pay such item directly on or before the Closing Date;

(v) Purchaser shall be responsible for the payment of (A) all Tenant Inducement Costs (as hereinafter defined) and Commissions (as hereinafter defined) which become due and payable (whether before or after Closing) as a result of any new Leases, or any renewals, amendments or expansions of existing Leases, signed during the Lease Approval Period (as hereinafter defined) or as a result of any options exercised by tenants during the Lease Approval Period and, if required, approved or deemed approved in accordance with Section 5.5 hereof; (B) all Tenant Inducement Costs and Commissions as a result of new leases, or renewals, amendments or expansions of existing Leases, signed or entered into from and after the Closing Date or as a result of any options exercised by tenants after the Closing Date and (C) all Tenant Inducement Costs and Commissions listed on Exhibit P attached hereto. If, as of the Closing Date, Seller shall have paid any Tenant Inducement Costs or Commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. As used herein (a) ”Commissions” shall mean all brokerage commissions, finder’s fees or other similar compensation due or payable in connection with the applicable lease and (b) term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the Closing Date and that Purchaser shall bear such loss from and after the Closing Date. For purposes hereof, the term “Lease Approval Period” shall mean the period from the Effective Date until the Closing Date;

(vi) Purchaser shall be responsible for determining the actual amount of Reimbursable Tenant Expenses for the year in which the Closing occurs, Purchaser shall use reasonable efforts to collect from the tenants of the Property any underpayment of Reimbursable Tenant Expenses and pay to Seller Seller’s share of said underpayment promptly upon collection thereof. Likewise any overpayments shall similarly be adjusted and Seller shall refund Purchaser its pro rata share of such overpayments to the extent such overpayments have not previously been refunded to tenants or credited to Purchaser at Closing;

(vii) Unpaid and delinquent Rent shall be adjusted and prorated on an “if, as and when-collected” basis. Unpaid and delinquent Rent collected by Seller and Purchaser after the Closing Date shall be delivered as follows: (a) if Seller collects any unpaid or delinquent Rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such Rent which Purchaser is entitled to hereunder relating to the Closing Date and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent Rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to hereunder relating to the period prior to the Closing Date. Seller and Purchaser agree that (i) all Rent received by Seller or Purchaser after the Closing Date shall be applied first to reasonable costs of collection, then to current Rent, and then to delinquent Rent, if any, in the inverse order of their maturity. Purchaser will make a good faith effort after Closing to collect all Rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents. Seller shall not attempt to collect any delinquent Rents owed Seller and shall not institute any lawsuit or collection procedures, and may not evict any tenant. In the event that there shall be any Rent or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as Reimbursable Tenant Expenses), then any Rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing, with each party promptly remitting to the other amounts due as a result of such proration;

(viii) Purchaser acknowledges that the rent under the USPS Lease is paid “in arrears” and consequently, notwithstanding the terms of Section 4.4(b)(vii) above, all rents payable under the USPS Lease shall be prorated on an accrual (rather than a cash) basis so that Seller shall receive a credit for any rents under the USPS Lease which are attributable to the period on or prior to the Closing Date even though such rents may be paid after the Closing Date; and

(c) Seller has filed and may continue to prosecute an appeal of the real property tax assessment for the tax years prior to the Closing Date, and may take related action which Seller deems appropriate in connection therewith. Purchaser shall reasonably cooperate but have no obligation to fund or participate in such appeal with Seller in connection with such appeal and collection of a refund of real property taxes paid. Seller owns and holds all right, title and interest in and to such appeal and refund, and all amounts payable in connection therewith shall be paid directly to Seller by the applicable authorities. If such refund or any part thereof is received by Purchaser, Purchaser shall promptly pay such amount to Seller. Any refund received by Seller shall be distributed as follows: first, to reimburse Seller for all costs incurred in connection with the appeal; second, with respect to refunds payable to tenants of the real Property pursuant to the Leases, to such tenants in accordance with the terms of such Leases; and third, to Seller to the extent such appeal covers the period as of the Closing and thereafter. If and to the extent any such appeal covers the period after the Closing, Purchaser shall have the right to participate in such appeal.

(d) For a period of three (3) years after the Closing and upon reasonable advance written notice, Purchaser shall allow Seller and its agents and representatives access without charge to all files, records and documents delivered to Purchaser at the Closing, upon reasonable advance notice and at all reasonable times, to examine and, at Seller’s expense make copies of any and all such files, records and documents, which right shall survive the Closing;

(e) Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration thirty (30) days after Closing, or as soon thereafter as the precise amounts can be ascertained; but in no event shall any reproration under this Agreement, other than with respect to taxes and assessments pursuant to Section 4.4(b)(ii) above and Reimbursable Tenant Expenses pursuant to Section 4.4(b)(vi) above, occur more than 180 days after the Closing. Purchaser shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Purchaser shall prepare, and certify as correct, a final proration statement which shall be subject to Seller’s approval. Upon Seller’s acceptance and approval of any final proration statement submitted by Purchaser, such statement shall be conclusively deemed to be accurate and final. Notwithstanding anything contained in this Section 4.4 to the contrary, Seller shall have no obligation to pay (and Purchaser shall not receive a credit at Closing for) taxes (including real estate taxes, personal property and special assessments) and/or operating expenses to the extent that: (i) Purchaser is entitled after Closing to reimbursement of taxes and/or operating expenses, regardless of whether Purchaser actually collects such reimbursements from such tenants, (ii) such operating expenses are paid directly by such tenants, or (iii) Purchaser shall have the right to recover any increase in taxes or operating expenses from such tenants regardless of whether Purchaser actually collects such increased taxes and/or operating expenses from such tenants. Furthermore, Seller and Purchaser acknowledge and agree that (a) as between Purchaser and Seller, Purchaser shall be responsible for payment of all such taxes and operating expenses accruing after Closing, and (b) the burden of collecting such reimbursements from such tenants shall be solely on Purchaser.

(f) From and after Closing, Seller shall cooperate reasonably with Purchaser (but at no cost to Seller) in order to transfer the Property’s accounting information currently located in Seller’s computer software to Purchaser’s computers.

(g) Subject to Section 4.4(e) hereof, the provisions of this Section 4.4 shall survive Closing.

4.5. Transaction Taxes and Closing Costs.

(a) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance;

(b) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses: (i) one-half (1/2) of the escrow fee, if any which may be charged by the Escrow Agent or Title Company; (ii) one-half of any transfer tax, sales tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property and (iii) the fees for Seller’s Broker (as hereinafter defined);

(c) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses: (i) one half (1/2) of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company; (ii) the cost of updating the Survey (if any); (iii) the fees for recording the Deed; (iv) the premium for the Title Policy to be issued to Purchaser by the Title Company at Closing and all endorsements thereto; (v) one-half of any transfer tax, sales tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property; (vi) all costs and expenses incurred in connection with the transfer of any transferable permits, warranties, licenses or non-cash security deposits in connection with the ownership or operation of the Property; and (vii) all costs and expenses associated with Purchaser’s financing and the fee for Purchaser’s Broker (as hereinafter defined);

(d) The Personal Property is included in this sale without charge, and Purchaser shall pay the amount of any and all sales or similar taxes payable in connection with the transfer of the Personal Property. Purchaser and Seller shall execute and deliver any tax returns required in connection therewith;

(e) All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be paid by the party incurring same; and

(f) The provisions of this Section 4.5 shall survive the Closing.

4.6. Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof;

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date. Notwithstanding the foregoing, unless the Seller Representation Certificate discloses the existence of an event or condition with respect to the Property (other than any loss or damage to the Property caused by fire or other casualty of condemnation which shall be governed by the terms of Article VII hereof) the results of which may reasonably be expected to have an adverse effect upon the value of the Property (in the aggregate) which would, in the reasonable opinion of an investment sales broker with experience in the vicinity of the Property reasonably selected by Purchaser and Seller, be equal to or greater than One Million and No/100 Dollars ($1,000,000.00) ( a “Material Adverse Effect”), the condition set forth in this Section 4.6(b) shall be deemed to be satisfied;

(c) Seller shall have performed and observed in all material respects all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date;

(d) Issuance by the Title Company and/or another national title company of the Title Policy; and

(e) On or prior to Closing, Purchaser shall have received Approved Estoppels, from tenants leasing sixty-five percent (65%) of the leased area of the Improvements (the “Occupied Space”), exclusive of any portion leased to Purchaser or its affiliates for which no estoppel certificate shall be required, provided, however, Seller may, in lieu of obtaining an Approved Estoppel from a tenant provide Purchaser with an estoppel certificate (a “Seller Estoppel Certificate”) executed by Seller in the form of Exhibit E-1 attached hereto for Leases demising up to ten percent (10%) of the Occupied Space, exclusive of any portion leased to Purchaser or its affiliates for which no estoppel certificate shall be required. Purchaser agrees that an estoppel certificate shall be deemed to be an Approved Estoppel even though it may not be in the form or substance sent to the tenant pursuant to Section 3.4 provided that the estoppel certificate (i) contains the specific information (as opposed to a general or “catch all” requirement), if any, required by the applicable lease, or (ii) that the departures therefrom reflect facts or circumstances that are disclosed in writing by Seller or that were known to Purchaser through written reports obtained by or through Purchaser as a part of its inspection of Property. If Seller delivers a Seller Estoppel Certificate to Purchaser with respect to a particular tenant and thereafter Purchaser receives an Approved Estoppel from such tenant which confirms the accuracy of the certifications set forth in such Seller Estoppel Certificate, then all obligations and liabilities of Seller under such Seller Estoppel Certificate shall terminate and be of no force and effect and Purchaser shall cancel and return such Seller Estoppel Certificate to Seller.

If any of the conditions to Purchaser’s obligations under Section 4.6 shall fail to occur and such failure is not otherwise a default under this Agreement (in which event Purchaser would be afforded the rights under Section 6.2 hereof), then Purchaser may, as long as Purchaser is not in default hereunder, and as its sole and exclusive remedy, terminate this Agreement by written notice to Seller, in which event the Deposit shall be promptly returned to Purchaser and neither party shall have any further rights or obligations hereunder (except for those obligations of either party that expressly survive the termination of this Agreement pursuant to the other provisions of this Agreement).

4.7. Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for in this Agreement;

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof;

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date; and

(d) Purchaser shall have performed and observed in all material respects all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.6(b) hereof:

(a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of the State of California and is authorized to do business in the Commonwealth of Virginia. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so.

(b) Operating Agreements. The Operating Agreements listed on Exhibit D are all of the agreements concerning the operation and maintenance of the Real Property entered into by or on behalf of Seller and affecting the Real Property, except those operating agreements that are not assignable or are to be terminated by Seller within thirty (30) days after the Closing, and except any agreement with Seller’s property manager, which shall be terminated by Seller as of the Closing Date.

(c) Lease Brokerage. To Seller’s knowledge, there are no agreements with brokers providing for the payment by Seller or, to Seller’s knowledge, Seller’s predecessors-in-interest under the Leases, of Commissions with respect to any Leases in effect on the date hereof (the “Existing Leases”), except as disclosed in Exhibit O hereto.

(d) Condemnation. To Seller’s knowledge, Seller has received no written notice of any condemnation proceedings relating to the Property, and to Seller’s knowledge no condemnation or eminent domain is threatened.

(e) Litigation. To Seller’s knowledge, except as set forth on Exhibit M attached hereto, there is no litigation which has been filed or threatened in writing against Seller that arises out of the ownership or operation of the Property.

(f) Violations. To Seller’s knowledge, except as set forth on Exhibit N attached hereto, Seller has not received any written notice that the Property is subject to any material violation or material failure to comply with any law or municipal ordinance.

(g) Leases. To Seller’s knowledge, the list of Existing Leases attached hereto as Exhibit C is accurate in all material respects.

5.2. Knowledge Defined. References to the “knowledge” of Seller shall refer only to the current actual knowledge of the Designated Employees (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employees” shall refer to Evan Boris and (b) Mario Silva. Furthermore, Seller’s representations and warranties shall be deemed to be modified to reflect any facts or circumstances disclosed in the Tenant Estoppels received by Purchaser. Notwithstanding anything to the contrary set forth in this Agreement, the Designated Employees shall not have any personal liability or obligation whatsoever with respect to any matters set forth in this Agreement or any of Seller’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

5.3. Legal Requirements Defined. References to “Legal Requirements” shall mean all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, pemits, licenses, authorizations, directions and requirements of governmental authorities or quasi-governmental authorities, which now or at any time hereafter exercise jurisdiction over the Property, or any use, operation or condition of the Property.

5.4. Survival of Seller’s Representations, Warranties and Other Obligations. The representations and warranties of Seller set forth in Section 5.1 hereof as updated as of the Closing in accordance with the terms of this Agreement and in any Seller Estoppel Certificate, shall survive Closing until the date that is one hundred eighty (180) days after the Closing Date (the “Survival Expiration Date”). No claim for a breach of any representation, warranty, covenant or agreement of Seller under this Agreement or any other instrument (including, without limitation, any Seller Estoppel Certificate) delivered to Purchaser under or pursuant to this Agreement shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing (including, without limitation, pursuant to the terms of Section 4.2(f) above or if the truth of any matter is confirmed in any Tenant Estoppel or other estoppel certificate received by Purchaser from a third party). Seller shall have no liability to Purchaser for a breach of any representation, warranty, covenant or agreement (a) unless the valid claims for all such breaches collectively aggregate more than Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) (the “Floor”) in which event the full amount of such valid claims shall be actionable up to, but not in excess of One Million and No/100 Dollars ($1,000,000.00) (the “Cap”) and (b) except as otherwise provided herein, unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of and an action shall have been commenced by Purchaser against Seller within thirty (30) days after the Survival Expiration Date. Purchaser agrees to first seek recovery under any insurance policies, Operating Agreements, Tenant Estoppels and Leases prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such sources. In no event shall Seller be liable for any consequential or punitive damages or for any damages in excess of the Cap.

5.5. Covenants of Seller. Seller hereby covenants with Purchaser as follows:

(a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof;

(b) Except as provided in this Section 5.5(b), a copy of any amendment, renewal or expansion of an existing Lease or of any new Lease which Seller in good faith wishes to execute between the Effective Date and the Closing Date will be submitted to Purchaser prior to execution by Seller. Except as provided above, while this Agreement is in effect, Seller shall not enter into any new Lease or amend any existing Lease without the approval of Purchaser, such approval not to be unreasonably withheld, delayed or conditioned. Purchaser agrees to notify Seller in writing within five (5) business days after its receipt thereof of either its approval or disapproval thereof, including all Tenant Inducement Costs and Commissions to be incurred in connection therewith. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five (5) business day period set forth above, Purchaser shall be deemed to have approved such new Lease, amendment, renewal or expansion. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs, Commissions or other reasonable expenses, including reasonable legal fees, incurred by Seller pursuant to an amendment, a renewal, an expansion or a new Lease approved (or deemed approved) by Purchaser. Notwithstanding the foregoing, Purchaser shall have no right to approve any amendment to an Existing Lease entered into by Seller which evidences the exercise by a Tenant of a right or option granted to such Tenant in its Lease.

(c) Seller shall notify Purchaser promptly if Seller becomes aware of any transaction or occurrence prior to the Closing Date which would affect the truth or accuracy of any representation or warranty of Seller contained in Section 5.1 hereof in a manner that would have a Material Adverse Effect and which Seller does not, in its reasonable opinion, believe can be cured prior to the Closing Date.

(d) Seller shall keep the Improvements insured against fire or other hazards (including rent loss insurance) on terms no less favorable than currently existing.

(e) Seller shall give a written notice of termination for any of the Operating Agreements required to be terminated by Purchaser by written notice given to Seller no later than two (2) business days prior to Closing which are terminable without cost or penalty to Seller, it being understood that Purchaser shall be responsible to assume all such Operating Agreements which are not terminable by Seller without cost or penalty. Seller further agrees that Seller shall not enter into any new Operating Agreements or extend, renew or materially modify any existing Operating Agreements except those that are terminable by Seller at will without penalty or cost effective as of Closing.

5.6. Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.3(c) hereof:

(a) Organization and Authority. Purchaser has been duly incorporated and is validly existing under the laws of Delaware. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Purchaser is authorized to do so; and

(b) Pending Actions. To Purchaser’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser.

5.7. Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.6 hereof as updated as of the Closing Date in accordance with the terms of this Agreement, shall survive Closing for a period of one hundred eighty (180) days. Purchaser shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Purchaser prior to the expiration of said one hundred eighty (180) days and an action shall have been commenced by Seller against Purchaser within thirty (30) days after such one hundred eighty (180) day period.

ARTICLE 6

DEFAULT

6.1. Default by Purchaser. If the Purchaser fails to close the purchase of the Property when legally required to do so, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof.

6.2. Default by Seller. In the event Seller fails to close the sale of the Property when legally required to do so, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit, which return shall operate to terminate this Agreement and release Seller and from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligations to Purchaser in accordance with the terms of this Agreement. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which Closing was to have occurred.

6.3. Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit the provisions of Section 10.17 or the damages recoverable by either party against the other party due to the other party’s obligation to indemnify such party in accordance with this Agreement.

ARTICLE 7

RISK OF LOSS

7.1. Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “Major” (as hereinafter defined), this Agreement shall remain in full force and effect provided that Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question, which assignment shall be confirmed and agreed to by either the insurer or the condemning authority, as applicable if such confirmation or agreement is required to make the assignment legally effective. The Purchase Price shall be reduced by an amount equal to the lesser of the deductible amount under Seller’s insurance policy(s) or, if the loss is not covered by Seller’s insurance policy(s), then the Purchase Price shall be reduced by the cost of completing the repairs. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2. Major Damage. In the event of a “Major” loss or damage, Purchaser may terminate this Agreement by written notice to the Seller, in which event the Deposit shall be returned to Purchaser. If Purchaser elects not to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of such Major loss or damage or threatened Major loss or damage in the case of condemnation or eminent domain proceedings (which notice shall state the cost of repair or restoration thereof as opined by an architect in accordance with Section 7.3 hereof), then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards and the proceeds of any rent loss insurance relating to the premises in question, which assignment shall be confirmed and agreed to by either the insurer(s) or the condemning authority, as applicable if such confirmation or agreement is required to make the assignment legally effective. The Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy(s). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3. Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2, “Major” loss or damage refers to the following: (a) loss or damage to the Property hereof such that the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, either (i) would be equal to or greater than Six Million and

No/100 Dollars ($6,000,000.00), or (ii) could not reasonably be repaired or restored within ninety (90) days after the date of casualty, or (b) any loss due to a condemnation or threatened condemnation which could or will permanently and materially impair the current and intended use of the Property. If Purchaser does not give written notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE 8

COMMISSIONS

8.1. Brokerage Commissions. With respect to the transaction contemplated by this Agreement, Seller represents that its sole broker is Holliday Fenoglio Fowler, L.P. (“Seller’s Broker”), whose commissions shall be paid by Seller and Seller shall protect, indemnify, defend and hold Purchaser harmless form and against any claims made by Seller’s Broker against Purchaser in connection with the transaction contemplated in this Agreement. Purchaser represents that it has retained Trammell Crow Services, Inc. (“Purchaser’s Broker”) in connection with the transaction contemplated in this Agreement and Purchaser shall pay any commission owing to Purchaser’s Broker and Purchaser shall protect, indemnify, defend and hold Seller harmless from and against any claims made by Purchaser’s Broker against Seller in connection with the transaction contemplated in this Agreement. In addition, each party hereto agrees that if any person or entity, other than the Seller’s Broker or Purchaser’s Broker, makes a claim for brokerage commissions or finder’s fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.

ARTICLE 9

DISCLAIMERS AND WAIVERS

9.1. No Reliance on Documents. Except as expressly stated herein or in the documents to be executed by Seller and delivered to Purchaser in connection with the Closing, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller or its brokers or agents to Purchaser in connection with the transaction contemplated hereby. Except as expressly stated herein or in the documents to be executed by Seller and delivered to Purchaser in connection with the Closing, Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such reports.

9.2. AS-IS SALE; DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE EXECUTED BY SELLER AND DELIVERED TO PURCHASER IN CONNECTION WITH THE CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS.” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED AND DELIVERED AT CLOSING TO CONSUMMATE THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED AND DELIVERED AT CLOSING TO CONSUMMATE THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH

PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (OR SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES OR AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL OR ENVIRONMENTAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

9.3. Survival of Disclaimers. The provisions of this Article IX shall survive Closing or any termination of this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1. Confidentiality. Purchaser and Seller and their respective representatives shall hold in strictest confidence all data and information obtained with respect to the other party or its business, whether obtained before or after the execution and delivery of this Agreement, and shall use its best efforts to not disclose the same to others; provided, however, that it is understood and agreed that such party may disclose such data and information to the employees, lenders, consultants, accountants and attorneys of the other party provided that such persons agree to treat such data and information confidentially, provided, however, either party shall be permitted to make such disclosures as may be required in order to comply with all financial reporting, securities laws and other Legal Requirements applicable to such party. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall use its best efforts to promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. Purchaser agrees that none of the written information obtained from Seller in connection with this Agreement and the transactions contemplated herein will be used by Purchaser for any purpose other than evaluating a possible purchase of the Property or used in any way or manner detrimental to the interests of Seller. In the event of a breach or threatened breach by either party or its agents or representatives of this Section 10.1, the other party shall be entitled to an injunction restraining such party or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the aggrieved party from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing or any termination of this Agreement.

10.2. Public Disclosure. Prior to the Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller; provided, however, Seller and Purchaser shall be permitted to make such disclosures as may be required in order to comply with all financial reporting, securities laws and other Legal Requirements applicable to Purchaser and Seller. For a period of ninety (90) days, following the Closing, Purchaser and Seller may disclose to the public information with respect to any matters set forth in this Agreement; provided, however, the disclosing party shall deliver written notice to the non-disclosing party delivered not later than five (5) business days prior to such disclosure and such disclosure subject to the non-disclosing party’s reasonable approval. The provisions of this Section 10.2 shall survive Closing or any termination of this Agreement.

10.3. Assignment. Subject to the provisions of this Section 10.3, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Purchaser shall have the right, exercised by written notice to Seller delivered not later than five (5) business days prior to Closing and subject to the Assignment Procedures, to assign its rights under this Agreement to one or more Affiliates of Purchaser which Affiliate(s) of Purchaser shall become the transferee(s) under each of the closing documents for the Property. Except as set forth in the preceding sentence, Purchaser may not designate or nominate any other person or entity to become the transferee under any of the closing documents or assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be granted or withheld in Seller’s sole discretion. In the event Purchaser intends to assign its rights hereunder the following shall apply (the “Assignment Procedures”): (a) Purchaser and the proposed assignees shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller pursuant to which Purchaser and each such assignee shall be jointly and severally liable under this Agreement, and (b) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder. “Affiliate” shall mean, with respect to any specified entity, an entity that controls, is controlled by, or is under common control with such specified entity, with control meaning the power through the ownership of voting securities by contract or otherwise to direct the management and policies of such entity.

10.4. Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:

c/o Trizec Properties, Inc.

10 South Riverside Plaza

Suite 1100

Chicago, Illinois 60606

Attention: Evan M. Boris and

                Catherine Began

Telephone No. (312) 798-6005 and

                        (312) 798-6117

Fax No. (312) 466-1710

with a copy to:	DLA Piper Rudnick Gray Cary US LLP 203 North LaSalle Street Chicago, Illinois 60601 Attention: James L. Beard, Esq. Telephone No. (312) 368-2169 Fax No. (312) 630-7379

If to Purchaser:	Equinix, Inc. 301 Velocity Way Foster City, CA 94404 Attention: Renee Lanam and Paul Silliman Telephone No. (650) 513-7085 Fax No. (650) 513-7909

with a copy to:	Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105 Attention: William G. Murray Telephone No. (415) 773-5807 Fax No. (415) 773-5759

10.5. Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.6. Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter, other than any confidentiality agreement executed by Purchaser or its principals or Affiliates in connection with the Property.

10.7. Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement so long as the same imposes no additional liability on such party. The provisions of this Section 10.7 shall survive Closing.

10.8. Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

10.9. Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied, facsimile or email (in pdf format) signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied or emailed document, are aware that the other party will rely on the telecopied or emailed signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

10.10. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

10.11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located. Purchaser and Seller agree that the provisions of this Section 10.11 shall survive the Closing or any termination of this Agreement.

10.12. No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.13. Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.14. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.15. Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 10.15 shall survive the Closing or any termination of this Agreement.

10.16. Like Kind Exchange.

(i) Seller, at its option, may elect to use the proceeds for the sale of the Property to purchase a replacement property as part of a like-kind exchange under Section 1031 of the Code. If Seller desires to sell the Property as part of such a like-kind exchange, Seller shall notify Purchaser no later than two (2) business days prior to the Closing Date. Provided Seller has so notified Purchaser, Purchaser agrees to cooperate with Seller to effect the like-kind exchange contemplated hereunder and to execute and deliver all documents which reasonably may be required to effectuate such exchange as a qualified transaction pursuant to Section 1031 of the Code; provided that: (i) the Closing shall not be delayed; (ii) Purchaser incurs no additional cost or liability in connection with the like-kind exchange; (iii) Seller pays all costs associated with the like-kind exchange; and (iv) Purchaser is not obligated to take title to any other property.

(ii) Purchaser, at its option, may elect to exchange other property of like-kind and qualifying use within the meaning of Section 1031 of the Code, for fee title in the Property. If Purchaser desires to purchase the Property as part of such like-kind exchange, Purchaser shall notify Seller no later than two (2) business days prior to the Closing Date. Provided Purchaser has so notified Seller, Seller agrees to cooperate with Purchaser to effect the like-kind exchange contemplated hereunder and to execute and deliver all documents which reasonably may be required to effectuate such exchange as a qualified transaction pursuant to Section 1031 of the Code; provided that: (i) the Closing shall not be delayed; (ii) Seller incurs no additional cost or liability in connection with the like-kind exchange; (iii) Purchaser pays all costs associated with the like-kind exchange; and (iv) Seller is not obligated to take title to any other property.

10.17. Attorneys’ Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party’s costs and attorney’s fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney’s fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor.

10.18. Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing except to the extent disclosure is required by applicable law. Purchaser’s obligation to purchase the Property shall not be subject to or conditioned upon Purchaser’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

10.19. Exclusive. Until this Agreement is terminated, Seller will cease its marketing efforts and will not solicit, negotiate or enter into any backup letters of intent, proposals, options or contracts with regard to the purchase and sale of the Property.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

TRIZEC REALTY, LLC, a California limited liability company

By:	/s/ EVAN M. BORIS
Name:	Evan M. Boris
Its:	Vice President

PURCHASER:

EQUINIX, INC, a Delaware corporation

By:	/s/ KEITH D. TAYLOR
Name:	Keith D. Taylor
Its:	CFO

Escrow Agent executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of Sections 1.5 and 1.6 hereof.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation

By:	/s/ JAMES MCINTOSH
Name:	James McIntosh
Its:	V.P.

ASSIGNMENT AND ASSUMPTION OF

SALE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF SALE AGREEMENT (this “Assignment”) is dated as of October 11, 2005, between EQUINIX, INC., a Delaware corporation (“Assignor”), and EQUINIX RP II LLC, a Delaware limited liability company (“Assignee”).

Assignor hereby assigns to Assignee all of its right, title and interest in and to that certain Sale Agreement dated as of October 3, 2005 between Assignor, as buyer, and Trizec Realty, LLC, a California limited liability company, as seller (“Seller”) (the “Purchase Agreement”), and Assignee hereby assumes all of Assignor’s obligations under the Purchase Agreement. Assignee hereby indemnifies, releases and holds harmless Assignor from and against any and all costs, claims, actions, obligations and liabilities directly or indirectly relating to or arising under the Purchase Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the day and year first above written.

ASSIGNOR:

Equinix, Inc.,
a Delaware corporation

By:	/s/ PETER VAN CAMP
Name:	Peter Van Camp
Title:	Chief Executive Officer

ASSIGNEE:

Equinix RP II LLC,
a Delaware limited liability company

By:	/s/ PETER VAN CAMP
Name:	Peter Van Camp
Title:	Manager